Exhibit 10.53

April 1, 2004

Daryl Yurek

Bolder Venture Partners, LLC

4085 Guadeloupe Street Boulder, CO 80301

W. Terrance Schreier

Transition Partners Ltd.

1942 Broadway, Suite 303

Boulder, CO 80302

Re:                               Debt Restructuring

Dear Daryl and Terry:

This letter confirms that Polar Molecular Corporation (“Polar” or the “Company”) wishes to engage your two firms to seek a restructuring of certain of the past due indebtedness of the Company. As you know, we have identified a number of creditors of the former Murdock Communications Corporation to whom the Company has or may have obligations incurred prior to the transaction by which Polar was merged with Murdock and became its successor. The Company wishes to discharge this indebtedness in order to improve its financial condition as reflected on its balance sheet. The Company hopes that this can be accomplished by issuing shares of its Common Stock, valued at its then current market value as may be reasonably agreed, in lieu of paying cash for certain of the indebtedness or by obtaining an agreement with the creditor to compromise the indebtedness by prompt payment in cash. The Company proposes to compensate you for your successful negotiation of such restructuring arrangements by the payment to you of a portion of the savings that the Company realizes from discharging the indebtedness at less than its face amount. The terms of this arrangement shall be as follows:

1. The Company will furnish to you a list of the creditors whose claims it wishes to discharge, settle or restructure, showing the amounts of the indebtedness actually due, to the Company’s best knowledge. Such list will also contain such information as the Company presently has as to how the creditor may best be contacted.

2. You will contact these creditors and obtain such offers of settlement of their claims as you consider appropriate. It would be desirable when possible, to obtain offers in the alternative, i.e. a cash settlement or a payment in stock at the current market value. You will immediately communicate all offers to the Company. The Company shall have complete discretion as to whether to accept an offer and, where more than one offer is obtained, which offer to accept.

3. As compensation for your successful negotiation of such settlements, the Company will pay you one-half of the difference between the amount of the indebtedness that has been discharged, as reflected on the schedule that the Company provides to you, and the value actually paid to the creditor to obtain such settlement, whether paid in cash or in stock. Your compensation will be paid to you in shares of the Company’s Common Stock. When shares of stock are issued to you as compensation for your services, the Company’s Common Stock shall be valued at $.l0 per share, the price at which shares are presently being sold in the Company’s private placement.

4.                                     Payment of the compensation to you shall be made in such manner as the two of you jointly instruct the Company.

The provisions of this agreement shall apply to offers received from creditors no later than                       , 2004, which are accepted by the Company, on the terms of the original offer or, otherwise, as may be negotiated.

If the foregoing correctly sets forth our agreement with respect to your assistance to the Company and the debt restructuring activities described above, please sign and return the letter to me.

Very truly yours,
/s/ Mark Nelson
Mark Nelson, President

ACCEPTED:

BOLDER VENTURE PARTNERS LLC
/s/ Daryl Yurek
Daryl Yurek

TRANSITION PARTNERS
/s/ W. Terrence Schreier
W. Terrence Schreier